EXHIBIT 2.5

AGREEMENT

This Agreement is made and entered into this 21st day of April 2004 by and between GLOBAL EPOINT, INC. (the “Buyer” or “Global”), and GREENICK, INC. doing business as AIRWORKS, INC. (“Seller”); Avalon Funding Corporation (“Avalon”); and Pacific Business Capital Corporation (“PBCC”);

Whereas, Buyer and Seller entered into that certain ASSET PURCHASE AGREEMENT dated the 15th day of April, 2004, which is supplemented and amended by the Addendum to Asset Purchase Agreement dated concurrently herewith (collectively the “APA”); and

Whereas; the APA contemplated that the only liens upon the Purchased Assets would be the liens of Avalon Funding Corporation (“Avalon”) and Pacific Business Capital Corporation (“PBCC”); and

Whereas, a lien search has uncovered a number of a additional liens as set forth on the attached Schedule 1; and

Whereas, the transaction contemplated by the APA is to be closed concurrently with a transaction between Seller and Avatar Technology, Inc. the Asset Agreement for which is of even date with the APA (“Avatar APA”) and

Whereas, the parties desire that the Close contemplated by the APA take place and

Whereas the Seller has agreed to cause the release of the additional liens subsequent to Closing; and

Whereas, the Buyer in order to proceed with the Closing requires certain additional options in order to proceed with the Closing;

Now therefore, the parties, for and in consideration of the mutual convents and agreements herein set forth agree as follows:

1. Definitions. All definitions set forth in the APA shall apply to this Agreement.

2. Failure to Release Liens. In the event that for any reason the Seller is unable to procure the release of all liens upon the Purchased Assets as contemplated by the APA and the Avatar APA, then the parties agree to proceed as follows:

2.1 Foreclosure of Liens. Upon the request of Buyer and in consideration of the agreements set forth below Avalon and PBCC agree to foreclose their liens upon the Purchased Assets, except for the Intellectual Property of Seller, including, but not limited to the STC certificates. The Parties agree to cooperate so that the foreclosure is conducted in full compliance with applicable law as a private sale to the secured party.

2.2 Purchase of Foreclosed Purchased Assets. Avalon and PBCC shall sell and Buyer shall purchase all of the Purchased Assets foreclosed upon by Avalon and PBCC together with the lien rights upon the Intellectual Property including but not limited to the STC certificates, in consideration of the remaining payments due under the APA, specifically the payment provided by Section 1.3 (c) and Section 1.4 and said Section 1.4 payment shall subject to all the conditions set forth in said Section 1.4.

3. Due Authority. Each individual executing this document on behalf of a party hereto hereby warrants and represents that he or she has been duly authorized to do so.

4. Choice of Law. This Agreement and all documents and instruments required hereunder shall be governed by and construed in accordance with the laws of the State of California without reference to conflict of laws. The parties agree that Orange County shall be the designated venue for any disputes.

5. Successors. The terms, covenants, promises, conditions and representations contained in this Agreement shall inure to and be binding upon the successors and assigns.

6. Severability. If any provision of this Agreement shall be held prohibited by or invalidated under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or rendering ineffective the remainder of such provision, or any other provisions of this Agreement.

7. Time. Time is of the essence with respect to the performance of each and every term, covenant, promise and condition contained herein.

8. Attorney Fees. If legal action shall be instituted to enforce any of the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys fees incurred thereby.

9. Legal Counsel. Each of the parties hereto hereby acknowledges the receipt of advice of legal counsel regarding this Agreement prior to executing it.

10. Contract Agreement. This Agreement is contractual in nature and not merely recital. The recitals hereto are hereby incorporated by reference and made a part of this Agreement.

11. Supersedes Prior Agreements. This Agreement supersedes any and all prior and contemporaneous agreements, either written or oral, between the parties with respect to the subject matter of this Agreement, except as expressly preserved herein.

12. Cumulative Remedies. The rights and remedies of the parties hereto provided for herein are cumulative, and are in addition to all other rights and remedies provided for in any of the documents referred to or provided for herein, and in addition to all other rights and remedies provided for or allowed by law.

13. No Breach of Other Agreement or Requirement. The execution, delivery, or performance of this Agreement and any documents provided for hereunder are not in contravention of nor in conflict with any agreement to which the parties hereto or either of them are legally bound.

14. Interpretation. In construing the terms of this Agreement, the singular shall include the plural, and the plural shall include the singular.

15. Amendment. This Agreement may only be amended by a writing dully executed. No oral amendment, waiver or other understanding with respect to the subject matter of this Agreement shall be enforceable.

19. Additional Documents. Parties hereto agree that they will execute any and all additional documents necessary to effectuate the terms herein -

SIGNATURES ON FOLLOWING PAGE

IN WITNESS WHEREOF, the duly authorized officers of each of the parties have executed this Addendum.

BUYER

GLOBAL EPOINT, INC.

By:	/s/ Toresa Lou
Its:	CEO

SELLER

GREENICK, INC. doing business as

AIRWORKS, INC.

By:	/s/ Ricky Frick
Its:	President & CEO

Pacific Business Capital Corporation

By:	/s/ Bernerd J. Hiltner
Its:	CEO

Avalon Funding Corporation

By:	/s/ Jay Haldeman
Its:	President